CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the use of our reports dated January 27, 2010 on International Stock Fund, Global Stock Fund, Dreyfus U.S. Equity Fund and Dreyfus Select Managers Small Cap Value Fund for the fiscal year ended November 30, 2009 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

ERNST & YOUNG LLP

New York, New York
March 25, 2010